EXHIBIT G

April 18, 2018

To: The Board of Directors Arcturus Therapeutics Ltd.

do Meitar Liquomik Geva Leshem Tal meitar@meitar.com 16 Abba Hillel Road, 12th Floor Ramat Gan 5250608	jennifer@arcturusrx.com 10628 Science Center Drive San Diego CA 92121 U.S.A.

By Email and Courier

Re: Restated Demand to Convene an Extraordinary General Meeting

Dear Sirs,

1.	By letter dated February 12, 2018[1] and addressed to the board of directors (the “Board”) of Arcturus Therapeutics Ltd. (the “Company”), the undersigned, Mr. Joseph E. Payne, a shareholder in the Company, demanded that the Board convene an extraordinary general meeting of the shareholders of the Company (the “EGM”), and to include on the agenda of such EGM certain resolutions, as detailed therein (the “EGM Demand”).

2.	The EGM Demand was issued by the undersigned, an owner of more than 5% of the issued share capital of the Company[2], pursuant to section 63(b)(2) of the Companies Law, 5759-1999 (the “Companies Law”), as well as article 3.2.3.3 of the Company's articles of association (the “AOA”), requiring the Board to convene an EGM within 21 days of the EGM Demand.

3.	Further to the EGM Demand, on March 11, 2018 — 27 days after the EGM Demand the Board announced[3] its intention to convene the EGM on May 7, 2018, and to set April 9, 2018, as the record date for the EGM. In addition to its failure to convene the EGM as required, the Board advised in its announcement its intention to introduce changes to the resolutions requested by the undersigned, and to include additional resolutions, including a resolution which violates the provisions of the Companies Law.

4.	As a consequence, the undersigned approached the honourable District Court in Tel Aviv, Israel, and as part of already pending proceedings sought an order to oblige the Board to proceed with the convening of the EGM in accordance with the provisions of Companies Law and the AOA.

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1 See schedule 13D/A as reported on February 13, 2018 (film number 18600968).

2 The undersigned is the owner of 1,465,097 ordinary shares nominal value NIS 0.07 each (“Ordinary shares”) of the issued share capital of the Company, including 366,274 Ordinary Shares subject to repurchase. See schedule 13D as reported on February 6, 2018 (film number 18578013). The Ordinary Shares owned by the undersigned represent 13.7% of the issued share capital of the Company (and no less than 10.3%, excluding the Ordinary Shares subject to repurchase).

3 See schedule 6K as reported on March 13, 2018 (film number 18684800).

5.	Rather than adhering to the Companies Law and the Company's own AOA, on April 8, 2018, the Board announced[4] that the EGM shall be postponed, without setting a new date therefore.

6.	For the avoidance of doubt, at this time the EGM Demand is still in full force and effect and a motion is pending before the honourable District Court in Tel Aviv, Israel to order the Board to convene the EGM in accordance with the EGM Demand.

7.	Without derogating from any of the foregoing, but considering the passage of time and the Board's continued failings to convene the EGM, by this letter the undersigned hereby restates and reissues his demand, pursuant to section 63(b)(2) of the Companies Law and article 3.2.3.3 of the AOA, to convene the EGM (the “Restated Demand”).

8.	In accordance with section 66(a) of the Companies Law and article 3.2.4 of the AOA, the purpose of the EGM requested by this Restated Demand is for the shareholders of the Company to vote on the following proposals (which are the same proposals requested in the EGM Request):

Item 1:	To remove and transfer, Messrs. Stuart Collinson, Craig Willett, Daniel Gefiken and David Shapiro - as well as any other person that may be appointed to the Board pursuant to article 4.2.3 of the AOA, as of the date hereof and until the EGM - from the office of directors on the Board. Such termination to be with immediate effect, so that until additional directors are appointed pursuant to item 3 below, only Mr. Joseph E. Payne will remain as director on the Board.

Item 2:	To amend articles 4.2.1 and 4.2.2 of the AOA, with immediate effect, so that the authority to determine the number of directors of the Company, as well as the authority to elect new directors to the Board, is also provided — in any circumstances - to extraordinary general meetings of the shareholders of the Company.

The proposed amendments to these articles shall come into effect upon the approval of this resolution by the EGM, and are as follows (proposed changes are underlined and bolded):

“4.2.1	The number of Directors in the Company shall be determined from time to time by the Annual Meeting or an Extraordinary Meeting, provided that this shall not be fewer than 5 and not more than 11 Directors, including External Directors. The number of External Directors in the Company shall not be less than the number determined in the Companies Law.

4.2.2	Other than External Directors (who shall be elected and serve in office in strict accordance with the provisions of the Companies Law), the Directors in the Company shall be elected at an Annual Meeting or at an Extraordinary Meeting and shall serve in their office until the next Annual Meeting following one year from their election, or until they cease to serve in their office in accordance with the provisions of the Articles or any law, whichever is the earlier.”

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4 See schedule 6K as reported on April 9, 2018 (film number 18744465).

Item 3:	Further to the approval of Item 2 of the agenda, or if not approved than pursuant to article 4.2.11 to the AOA, to elect the following four individuals to serve as directors on the Board, effective immediately following the EGM's approval:

(a)                      Mr. Peter Farrell;

(b)                      Mr. Andrew Sassine;

(c)                      Mrs. Magda Marquet;

(d)                      Mr. James Barlow.

9.	The documents and materials with regard to each of the nominees, appended as exhibits 3a(1) to 3d(4) to the EGM Demand, are hereby incorporated by reference into this Restated Demand and form an integral part thereof.

10.	The Board is hereby ordered to convene the EGM in accordance with its duties under law and in the best interests of the Company and its shareholders.

11.	In the event that the Board shall not fully and timely comply with this Restated Demand then the undersigned shall be free to take any measure and resort to any remedy available to him under law, without derogating from any remedy or claim already available to the undersigned against the Board and its individual members.

Sincerely,

Joseph E. Payne